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                                                                   EXHIBIT 10.19

                                QUIKSILVER, INC.

            WRITTEN DESCRIPTION OF NON-EMPLOYEE DIRECTOR COMPENSATION
                                   PURSUANT TO
                    ITEM 601(b)(10)(iii)(A) OF REGULATION S-K

            Each director who is not an employee of Quiksilver, Inc. receives an annual retainer of $20,000, unless they are chairman of a committee of the Board of Directors, in which case they receive an annual retainer of $25,000. In addition, non-employee directors receive an attendance fee of $2,000 for each meeting of the Board of Directors and each meeting of a committee of the Board of Directors personally attended. Non-employee directors receive $1,000 for each meeting of the Board and committee of the Board attended telephonically. Under the terms of the 2000 Stock Incentive Plan, non-employee directors receive an automatic grant of options to purchase 30,000 shares of the Company's common stock, vesting over three years, upon first becoming a director and an automatic annual grant of options to purchase 10,000 shares, vesting immediately, on the date of each annual stockholders meeting thereafter following which they will continue to serve as a non-employee director. The options have an exercise price equal to fair market value on the date of grant and a maximum term of ten years.